UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 16, 2022

BTRS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

delaware	001-38947	83-3780685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1009 Lenox Drive, Suite 101 Lawrenceville, New Jersey (Address of principal executive offices)	08648 (Zip Code)

(609) 235-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class 1 Common Stock, $0.0001 par value per share	BTRS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2022, the Compensation Committee and the Board of Directors of BTRS Holdings Inc. (the “Company”) approved new employment agreements with the following named executive officers of the Company: Flint Lane, Chief Executive Officer; Mark Shifke, Chief Financial Officer; Steven Pinado, President; Joseph Eng, Chief Information Officer and Jeanne O’Connor, Chief Talent Officer (collectively, the “Executives”). The employment agreements amended, restated, and superseded any prior employment agreements and amendments thereof and any severance arrangements between the Company and the Executives. Each employment agreement is effective as of the date signed by the Executive, and will continue until the Executive terminates employment.

Under the employment agreements, the Executives are entitled to base salary and an annual cash bonus with a target amount equal to a percentage of Executive’s then-current base salary, eligibility to receive equity incentive awards pursuant to the terms of the Company’s 2020 Equity Incentive Plan, eligibility to participate in employee health and welfare benefit plans and programs, reimbursement for reasonable business expenses, and paid vacation and paid holidays. The initial base salary amount and annual cash bonus targets are set forth below and are subject to periodic review and adjustment by the Compensation Committee of the Company’s Board of Directors.

Flint Lane	$400,000	100%
Mark Shifke	$350,000	55%
Steven Pinado	$375,000	60%
Joseph Eng	$320,000	50%
Jeanne O’Connor	$275,000	50%

As a condition of continued employment, the Executives agreed to execute and abide by an Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement attached as an exhibit to the employment agreements.

The employment agreements provide that the Executive’s employment relationship with the Company is at-will, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice.

In the event of a termination of an Executive’s employment due to death or disability, each Executive (or his or her estate) is entitled to receive, in addition to accrued benefits, the following benefits: any earned but unpaid prior year bonus, a pro-rata portion of his or her then-current year target bonus, a lump sum payment equal to one times the Executive’s then-current annual base salary, a lump sum payment equal to the amount that, on an after-tax basis, equals the total cost of COBRA coverage for the Executive for one year minus the premium that the Executive would have paid as an active employee over a one-year period (the “COBRA Payment”), and accelerated vesting of outstanding equity awards that would have vested during the 12-month period following the termination date.

If the Executive’s employment is terminated by the Company without “cause” or if the Executive resigns for “good reason” (each as defined in the applicable employment agreement), in each case more than three months prior to the entry into a definitive agreement resulting in a change in control of the Company, or more than 24 months following a change in control of the Company, the Executive is entitled to receive the following severance benefits in addition to accrued benefits: any earned but unpaid prior year bonus, a pro-rata portion of his or her then-current target bonus, a severance amount equal to one times the Executive’s then-current annual base salary plus target bonus (payable over the 12-month period following the termination date), accelerated vesting of outstanding equity awards that would have vested during the 12-month period following the termination date, the ability to exercise any outstanding and vested stock options through the 12-month period following the termination date, and the COBRA Payment, subject to the Executive’s execution of a general release of claims.

If the Executive’s employment is terminated by the Company without “cause” or the Executive resigns for good reason within three months prior to the entry into a definitive agreement resulting in a change in control or within 24 months following a change in control, the Executive is entitled to receive the following severance benefits in addition to accrued benefits: any earned but unpaid prior year bonus, a pro-rata portion of his or her then-current target bonus, a severance amount equal to one times (or two times for Flint Lane) the sum of the Executive’s then-current annual base salary plus target bonus (payable in lump sum), immediate accelerated vesting of all outstanding equity awards, the ability to exercise any outstanding and vested stock options through the 12-month period (or for Flint Lane, the 24-month period) following the termination date, and the COBRA Payment (or for Flint Lane, two times the COBRA Payment), subject to the Executive’s execution of a general release of claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BTRS HOLDINGS INC.

By:	/s/ Mark Shifke
Mark Shifke, Chief Financial Officer

Date: September 20, 2022